                             UNISYS CORPORATION
                  STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                (UNAUDITED)
                      (Millions, except share data)
                                                  1999             1998
                                               -----------     -----------
Earnings per share computation - basic

Income before extraordinary item               $     378.4     $     240.7
Less dividends on preferred shares              (     36.7)     (     79.9)
                                               -----------     -----------
Income available to common stockholders
  before extraordinary item                          341.7           160.8
Extraordinary item                              (     12.1)
                                               -----------     -----------
Net income available to common stockholders    $     329.6     $     160.8
                                               ===========     ===========

Weighted average shares                        279,677,558     252,458,000
                                               ===========     ===========
Earnings per share - basic

Income before extraordinary item               $      1.22     $       .64
Extraordinary item                                    (.04)
                                               -----------     -----------
Net income                                     $      1.18     $       .64
                                               ===========     ===========

Earnings per share computation - diluted

Income available to common stockholders
  before extraordinary item                    $     341.7     $     160.8
Plus impact of assumed conversions
  Interest expense on 8 1/4% Convertible Notes
    due 2006, net of tax                                .3             1.2
                                               -----------     -----------
Income available to common stockholders
  before extraordinary item                          342.0           162.0
Extraordinary item                              (     12.1)
                                               -----------     -----------
Net income available to common stockholders    $     329.9     $     162.0
                                               ===========     ===========

Weighted average shares                        279,677,558     252,458,000
Plus incremental shares from assumed
  conversions
  Employee stock plans                          10,796,201      11,020,766
  8 1/4% Convertible Notes due 2006              1,090,473       4,012,508
  Preferred stock                                1,169,000       1,348,726
                                               -----------     -----------
Adjusted weighted average shares               292,733,232     268,840,000
                                               ===========     ===========
Earnings per share - diluted

Income before extraordinary item               $      1.17     $       .60
Extraordinary item                                    (.04)
                                               -----------     -----------
Net income                                     $      1.13     $       .60
                                               ===========     ===========



The average shares listed below were not included in the computation of diluted earnings per share because to do so would have been antidilutive for the periods presented.

  Series A preferred stock                       25,862,243     47,449,470
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